Exhibit 5.1

February 11, 2025	HUNTON ANDREWS KURTH LLP FILE NO: 124042.3

New York State Electric & Gas Corporation

180 S. Clinton Avenue, 5th Floor

Rochester, NY 14607

NYSEG Storm Funding, LLC

162 Canco Rd.

Portland, Maine 04103

Re:	New York State Electric & Gas Corporation

Registration Statement on Form SF-1

Ladies and Gentlemen:

We have acted as counsel to New York State Electric & Gas Corporation (“NYSEG”) and NYSEG Storm Funding, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale of $710,600,000 aggregate principal amount of the Company’s Recovery Bonds, Series 2025-A (the “Bonds”), covered by the Registration Statement on Form SF-1 (Registration Nos. 333-283456 and 333-283456-01) filed on November 26, 2024 and as amended by (i) Amendment No. 1 thereto filed on January 8, 2025 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the preliminary prospectus, subject to completion, dated January 30, 2025, which was filed with the Commission pursuant to Rule 424(b)(3) of the rules and regulations of the Commission and the final prospectus, dated February 4, 2025, which was filed with the Commission pursuant Rule 424(b)(1) of the rules and regulations of the Commission.

The Bonds were issued under an Indenture (the “Base Indenture”) among the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as securities intermediary and account bank, as supplemented by a Series Supplement establishing the forms, terms and other provisions of the Bonds (the “Series Supplement” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee. The Bonds were sold pursuant to the terms of the Underwriting Agreement, dated February 4, 2025 (the “Underwriting Agreement”), among the Company, NYSEG and the underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with the proceedings taken by the Company and NYSEG in connection with the authorization, issuance and sale of the Bonds. In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion expressed herein. We have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture will be the valid and legally binding obligation of the Trustee. In delivering the opinion expressed below, as to factual matters, we have relied on certifications and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, NYSEG, the underwriters of the Bonds and the Trustee without independent verification.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Bonds, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief).

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.Hunton.com

February 11, 2025

We express no opinion herein as to the law of any jurisdiction other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the federal laws of the United States.

We hereby consent to (i) the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement and (ii) the posting of a copy of this opinion letter to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934, as amended and maintained by NYSEG and the Company for the purpose of complying with such rule. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinion contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP